EXHIBIT 99.1

CAMBRIDGE HEART, INC.

Stock Option Agreement

Granted Outside 2001 Stock Incentive Plan (Monthly Vesting)

1.	Grant of Option.

This agreement evidences the grant by Cambridge Heart, Inc., a Delaware corporation (the “Company”), on March __, 2010 (the “Grant Date”) to                     , an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein, a total of                  shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”) at $             per Share (the “Option”). Unless earlier terminated, this Option shall expire on March __, 2020 (the “Final Exercise Date”).

This Option is granted outside of the Company’s equity incentive plans as a stand-alone award. The Option shall nevertheless be subject to the terms of the Company’s 2001 Stock Incentive Plan (the “Plan”), as amended from time to time, as if it had been granted thereunder. A copy of the Plan is attached hereto and is incorporated herein in its entirety by reference.

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

(a) General. This Option will become exercisable (“vest”) as to one-ninth (1/9) of the original number of Shares on the one-month anniversary of the Grant Date and as to an additional one-ninth (1/9) of the original number of Shares on each successive one-month anniversary following the one-month anniversary of the Grant Date until the nine-month anniversary of the Grant Date.

(b) Cumulative Right of Exercise. The right to exercise the Option shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this Option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this Option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this Option may be for any fractional share.

(b) Continuous Relationship with the Company Not Required. This Option may be exercised by the Participant, regardless of whether the Participant, at the time he or she exercises this Option, is, or has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code, provided, however, that this Option shall be exercisable only to the extent that the Participant was entitled to exercise this Option on the date that the Participant ceases to be an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this Option.

5.	Nontransferability of Option.

This Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this Option shall be exercisable only by the Participant.

6.	Provisions of the Plan.

This Option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Option.

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IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CAMBRIDGE HEART, INC.

Dated: March __, 2010	By:
Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2001 Stock Incentive Plan.

PARTICIPANT:

Address:

NOTICE OF STOCK OPTION EXERCISE

Date:

Cambridge Heart, Inc.

100 Ames Pond Road

Tewksbury, MA 01876

Attention: Treasurer

Dear Sir or Madam:

I am the holder of a Nonstatutory Stock Option granted to me outside of the Company’s equity incentive plans but nevertheless subject to the terms of the Cambridge Heart, Inc. (the “Company”) 2001 Stock Incentive Plan on March      2010 for the purchase of                      shares of Common Stock of the Company at a purchase price of $         per share.

I hereby exercise my Option to purchase                      shares of Common Stock (the “Shares”), for which I have enclosed                      in the amount of                     . Please register my stock certificate as follows:

Name(s):

Address:

Tax I.D. #:

Very truly yours,

(Signature)